UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2004

ADVANCED MEDICAL OPTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 247-8200

(Former name or former address, if changed since last report)

Item 5.      Other Events and Regulation FD Disclosure.

On June 17, 2004, Advanced Medical Optics, Inc. issued a press release, attached hereto as Exhibit 99.1 and by this reference incorporated herein, announcing that it had priced its previously announced private offering of convertible senior subordinated notes due 2024.

Item 7.      Financial Statements and Exhibits.

Exhibit 99.1	Press Release, dated June 17, 2004, issued by Advanced Medical Optics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC. (Registrant)

Date:	June 17, 2004	By:	/s/ Aimee S. Weisner Aimee S. Weisner Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

99.1	Press Release, dated June 17, 2004, issued by Advanced Medical Optics, Inc.

Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com

Media Contact:	Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC. PRICES $300 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES OFFERING

(SANTA ANA, CA), June 17, 2004 — Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], today announced that it had priced a private offering of $300 million aggregate principal amount of its 2.5% convertible senior subordinated notes due 2024 ($350 million aggregate principal amount of notes if the initial purchasers exercise their option in full). The notes will be unsecured senior subordinated obligations of AMO. The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The sale of the notes is expected to close on June 22, 2004, subject to customary closing conditions.

The notes will pay interest semi-annually in arrears at an annual rate of 2.5% and will be convertible under certain circumstances into shares of AMO’s common stock at an initial conversion price of approximately $50.24 per share (an initial conversion rate of 19.9045 shares per $1,000 principal amount of notes). The initial conversion price represents an approximately 34% premium to the $37.49 per share closing price of AMO’s common stock on The New York Stock Exchange on June 16, 2004. Upon conversion, AMO will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. AMO also will have the right to irrevocably elect to satisfy its conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of its common stock.

AMO intends to use up to approximately $84 million of the net proceeds of the offering to repurchase up to all of the $70 million aggregate principal amount of its outstanding 9¼ percent senior subordinated notes due 2010 and to make the related consent payments pursuant to a cash tender offer and consent solicitation commenced on June 9, 2004 and the remainder to fund a portion of the purchase price for AMO’s pending acquisition of the ophthalmic surgical business of Pfizer Inc. and for general corporate purposes. The actual amount used in the tender offer will depend on the number of tenders received by AMO and may vary from the above amount. The acquisition of Pfizer’s ophthalmic surgical business is subject to customary closing conditions. The offering is not conditioned on completion of the tender offer and consent solicitation or the acquisition.

The notes and the shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including those relating to the offering, the tender offer and consent solicitation and the pending acquisition of the ophthalmic surgical business of Pfizer Inc. and whether or not AMO will consummate the offering, the tender offer and consent solicitation or the acquisition. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions, AMO’s ability to complete the offering, the tender offer and consent solicitation or the acquisition. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2003 Form 10-K filed by AMO with the Securities and Exchange Commission (the “Commission”) on March 12, 2004 and AMO’s Form 10-Q for the quarterly period ended March 26, 2004, filed by AMO with the Commission on May 3, 2004, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling (714) 247-8348.

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